Exhibit 6.16

RENTBERRY, INC.

TRANSACTION BONUS PLAN

This Rentberry, Inc. Transaction Bonus Plan (this “Plan”) was approved by the Board of Directors (the “Board”) and the stockholders of Rentberry, Inc. (the “Company”), on December 30, 2020.

1. PURPOSE

The purpose of the Plan is to secure and retain the services of certain key personnel of the Company and its affiliates and to provide incentives for such persons to exert maximum efforts in connection with a Liquidity Event involving the Company.

2. DEFINED TERMS

(a) Definitions. For purposes of the Plan:

(i) “Affiliate” means, with respect to any person or entity, a person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

(ii) “CEO” means the Chief Executive Officer of the Company.

(iii) “Code” means the Internal Revenue Code of 1986, as amended.

(b) “Liquidity Event” means the occurrence of any of the following, in one transaction or a series of related transactions: (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) of more than 50% of the voting power represented by the then outstanding capital stock of the Company or (ii) the sale or other disposition of substantially all the assets of the Company. Notwithstanding the foregoing, to the extent any Transaction Bonus awarded under the Plan is subject to (and not exempt from) Section 409A of the Code, no transaction shall be deemed to be a Liquidity Event for the purposes of such Transaction Bonus, unless such event would also be considered a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

(i) “Participant” means an employee or other service provider designated by the CEO, in the CEO’s sole and absolute discretion, to participate in the Plan.

(ii) “Service” means continued employment or other service with the Company or any of its Affiliates (for only so long as such entity remains an Affiliate of the Company).

(iii) “Transaction Bonus” means a Participant’s individual bonus.

3. ADMINISTRATION

The Plan will be administered by the Board, provided that, subject to applicable law, the Board may delegate all or any portion of its authority hereunder to a committee of the Board or an officer of the Company. The Board is authorized to interpret the Plan, correct any defect, supply any omission or reconcile any inconsistency in the manner and to the extent it deems necessary to carry out the purposes and intent of the Plan. The Board may also prescribe additional rules for the operation of the Plan and may, at the time an individual is designated as a Participant, impose additional conditions on the payment of a Transaction Bonus hereunder. All decisions made by the Board with respect to the Plan will be final and binding on all persons, including the Company and Participants. No director will be liable for any good faith determination, act or omission in connection with the Plan.

4. ESTABLISHMENT AND ALLOCATION OF BONUS POOL

(a) Bonus Pool. The Transaction Bonuses payable under the Plan may not exceed $2,000,000 in the aggregate (the “Transaction Bonus Pool”). The Transaction Bonuses can be paid in any currency and/or Company assets, as long as their aggregate value will not exceed equivalent of $2,000,000.

(b) Allocation to Eligible Participants. Subject to Section 4(a) above, the CEO, in his or her sole and absolute discretion, shall select Participants in the Plan, and determine the amount of each Participant’s Transaction Bonus. Each Participant will be notified of his or her eligibility to receive a Transaction Bonus in writing, in the form attached hereto as Appendix A (an “Award Agreement”). Any payments made pursuant to the terms of this Plan shall be subject to the terms of the Award Agreement, and a Participant’s eligibility to receive a Transaction Bonus is conditioned upon the Participant’s execution of, and continued compliance with, the Award Agreement.

(c) Termination of Rights Upon Cessation of Employment. Payment of a Transaction Bonus is contingent upon a Participant’s continued Service through the consummation of a Liquidity Event. If a Participant’s Service ceases for any reason prior to a Liquidity Event, then such Participant’s right to receive a Transaction Bonus shall be immediately forfeited. Forfeited interests under the Plan shall be returned to the Transaction Bonus Pool, and may be awarded to new Participants in the Plan or reallocated to existing Participants in the Plan, in the CEO’s sole and absolute discretion.

(d) Award to CEO. The CEO may designate him or herself as a Participant in the Plan, provided that notwithstanding any other provisions in the Plan, the CEO’s Transaction Bonus may in no event exceed $400,000.

5. PAYMENT OF TRANSACTION BONUS

(a) Payment Timing; Release. Transaction Bonuses will be paid promptly following (but in no event later than thirty (30) days after) completion of the Liquidity Event, provided that the Participant timely executes and does not revoke a general release of claims against the Company and its affiliates, in a form reasonably prescribed by the Company (“Release”).

(b) Payments Subject to Tax Withholding. All payments under this Plan will be subject to tax withholding in accordance with applicable law.

6. AMENDMENT; TERMINATION

(a) This Plan may be amended by the Board at any time; provided, however, that no amendment will be made which would materially impair a Participant’s rights under an outstanding Award Agreement, without that Participant’s consent.

(b) Unless otherwise determined by the Board, this Plan and the Award Agreements shall automatically terminate on January 1, 2026 if a Liquidity Event has not occurred prior to such date. Additionally, this Plan and the Award Agreements shall terminate immediately upon the occurrence of a Liquidity Event; provided that the obligation to make any payments in connection with such Liquidity Event required pursuant to the terms hereof shall remain outstanding until satisfied in full.

7. PARACHUTE PAYMENTS

Notwithstanding any other provision of this Plan, if any payment due under this Plan, together with all other payments and benefits that a Participant receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, would (if paid or provided) constitute a parachute payment (within the meaning of Section 280G(b)(1) of the Code), the amounts otherwise payable under this Plan will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. Nothing in this Section 7 shall be deemed to prevent the Company from seeking stockholder approval of a Transaction Bonus in accordance with Section 280G(b)(5)(B) of the Code for the purpose of excluding the Transaction Bonus from the definition of a “parachute payment” under the Code.

8. INALIENABILITY; ASSIGNMENT

Participants may not transfer, assign, pledge, hypothecate, give or otherwise dispose of an award under this Plan or any right hereunder in any manner, either voluntarily or involuntarily, whether by operation of law or otherwise. The Company may assign this Plan and any Award Agreement to any parent company or direct or indirect subsidiary of the Company, or any successor to all or substantially all of the assets and business of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise.

9. APPLICABLE LAW

The Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of laws principles of Delaware or any other jurisdiction.

10. SEVERABILITY

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

11. NO RIGHT TO CONTINUED SERVICE

This Plan does not confer upon any Participant a right to continue in employment or other service with the Company or its Affiliates, or any successors thereto. The Company and its Affiliates (and any successors thereto) may terminate a Participant’s employment or other service at any time for any reason.

12. UNFUNDED NATURE OF THE PLAN

The Plan is unfunded. The Company will not establish any special or separate fund or segregate any of its assets to assure payment hereunder. This Plan does not confer upon any Participant any rights as a stockholder of the Company and the entitlement of any Participant to any payment hereunder will confer on that person no rights other than the rights of an unsecured general creditor of the Company, and no Participant shall have any right, title or interest in or to any assets of the Company by reason of any obligation of the Company to such Participant under this Plan.

13. NO RESTRICTION ON COMPANY

This Plan does not restrict the ability of the Company and its Affiliates to freely negotiate, decline to negotiate, renegotiate, modify or terminate any transaction, or any agreement comprising part of any transaction, which could give rise to a Transaction Bonus hereunder. This Plan does not, and shall not be construed by any person, to restrict the Company’s ability to alter its capital structure, issue securities, incur debt and expenses, declare and pay dividends or distributions or otherwise conduct its business or take any action.

APPENDIX A

TRANSACTION BONUS PLAN

AWARD AGREEMENT

THIS TRANSACTION BONUS PLAN AWARD AGREEMENT (this “Agreement”) is made as of this ___ day of [______________], between Rentberry, Inc. (the “Company”) and [__________________] (the “Participant”).

1. Award. Subject to the terms and conditions set forth herein and in the Rentberry, Inc. Transaction Bonus Plan (the “Plan”), the Participant is hereby awarded a Transaction Bonus equal to [$                    ]. Except as otherwise   specified herein, the terms defined in the Plan will have the same meanings herein.

2. Conditions to Payment. The Transaction Bonus will be paid promptly following (but in no event later than thirty (30) days after) completion of the Liquidity Event, provided that (i) the Participant remains in continuous Service through the consummation of the Liquidity Event, and (ii) the Participant timely executes and delivers the Release described in Section 5(a) of the Plan. If the 30 day period following the Liquidity Event crosses two calendar years, payment will be made no sooner than January 1st of the second such year.

3. Tax Consequences. The Transaction Bonus is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Transaction Bonus. The Participant hereby acknowledges that the Participant is relying solely upon the Participant’s own advisors and not on any statements or representations of the Company, the Board, any of the Company’s stockholders or any of their respective affiliates, with respect to the legal and tax consequences of participating in the Plan.

4. Withholding. The Company is authorized to withhold from any consideration payable to the Participant hereunder any taxes required to be withheld by federal, state, foreign or local law.

5. The Plan. The Participant has received a copy of the Plan (a copy of which is attached hereto as Exhibit A), has read the Plan and is familiar with its terms, and hereby accepts the award made by this Agreement subject to the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations in connection with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board with respect to questions arising under the Plan or this Agreement.

6. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereto, and supersedes any prior agreement, written or otherwise, relating to the Participant’s eligibility to receive a transaction bonus or transaction-based incentive from the Company and its Affiliates.

7. Governing Law. This Agreement and the interpretation and enforcement thereof, including all claims whether sounding in tort, contract or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware). Each party irrevocably consents to and submits to (a) the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any legal proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the legal proceeding is brought in an inconvenient forum, that the venue of the legal proceeding is improper, or that this agreement or the contemplated transactions may not be enforced in or by any of the above-named courts.

8. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.

9. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the parties and the receiving parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date(s) indicated below.

Rentberry, Inc.

By:

Title:

Date:

PARTICIPANT

Signature

Date:

Exhibit A

Rentberry, Inc. Transaction Bonus Plan

See attached